Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-62173, 333-44544 and 333-116745 on Form S-8 of Xeta Technologies, Inc. of our report dated January 19, 2009 relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Xeta Technologies, Inc. for the years ended October 31, 2008, 2007 and 2006.

Tullius Taylor Sartain & Sartain LLP audited the financial statements of XETA Technologies, Inc. for the years ended October 31, 2007 and 2006, and merged with Hogan & Slovacek P.C. to form HoganTaylor LLP effective January 7, 2009.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma
January 19, 2009